As filed with the Securities and Exchange Commission on June 10, 2014

Registration No. 333-149641

Registration No. 333-64986

Registration No. 333-135340

Registration No. 333-87504

Registration No. 333-55402

Registration No. 333-31064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT No. 333-149641

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT No. 333-64986

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT No. 135340

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT No. 87504

Post-Effective Amendment No. 2 to

FORM S-8 REGISTRATION STATEMENT No. 55402

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT No. 31064

UNDER

THE SECURITIES ACT OF 1933

j2 Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1053457
(State of Incorporation)	(I.R.S. Employer Identification Number)

6922 Hollywood Boulevard

Suite 500

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

(323) 860-9200

(Registrant’s telephone number, including area code)

J2 GLOBAL, INC. 2007 STOCK PLAN

J2 GLOBAL, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN

J2 GLOBAL, INC. SECOND AMENDED AND RESTATED 1997 STOCK OPTION PLAN

(Full title of the plan)

Jeffrey D. Adelman, Esq.

6922 Hollywood Boulevard

Suite 500

Los Angeles, California 90028

(Name and address of agent for service)

(323) 860-9200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by j2 Global, Inc. a Delaware corporation (“j2 Global”), with the Securities and Exchange Commission (the “Commission”):

•	Registration No. 333-31064, originally covering 5,215,000 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the JFAX.COM, Inc. Amended and Restated 1997 Stock Option Plan;

•	Registration No. 333-55402, originally covering 696,250 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the JFAX Communications, Inc. (j2 Global Communications, Inc.) Amended and Restated 1997 Stock Option Plan;

•	Registration No. 333-64986, originally covering 500,000 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the j2 Global, Inc. 2001 Employee Stock Purchase Plan;

•	Registration No. 333-87504, originally covering 500,000 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the j2 Global Communications, Inc. Second Amended and Restated 1997 Stock Option Plan;

•	Registration No. 333-135340, originally covering 2,000,000 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the j2 Global Communications, Inc. Second Amended and Restated 1997 Stock Option Plan; and

•	Registration No. 333-149641, originally covering 4,500,000 shares of j2 Global’s common stock, par value $0.01 per share, issuable under the j2 Global, Inc. 2007 Stock Plan (collectively, the “Plans”).

This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by j2 Global of a holding company form of organizational structure (the “Reorganization”). In accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”), the holding company organizational structure was implemented by the merger (the “Merger”) of Merger Sub, Inc. (“Merger Sub”) a Delaware corporation, with and into j2 Global, with j2 Global being the surviving entity (the “Surviving Entity”). In the Merger, which was completed on June 10, 2014, each share of the issued and outstanding common stock of j2 Global (“Pre-Merger Stock”) was converted into one share of common stock of j2 Global Holdings, Inc., a Delaware corporation (the “Registrant”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Pre-Merger Stock. Pursuant to the Merger, the Surviving Entity became a direct, wholly owned subsidiary of the Registrant and the Registrant became the successor issuer to j2 Global pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the Reorganization, immediately following the Merger, j2 Global changed its name to “j2 Cloud Services, Inc.” and the Registrant changed its name from “j2 Global Holdings, Inc.” to “j2 Global, Inc.”

In connection with the Reorganization, the Registrant assumed the Plans and all of the outstanding equity awards under the Plans. Each outstanding equity award assumed by the Registrant under the Plans is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that all such equity awards now entitle the holder thereof to acquire the equity interests of the Registrant.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to j2 Global, hereby expressly adopts this registration statement as its own for all purposes of the Exchange Act.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.

Not applicable.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Registrant also will provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to: j2 Global, Inc., 6922 Hollywood Boulevard, Suite 500, Los Angeles California 90028, telephone number (323) 860-9200.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant (or by the Predecessor prior to the Merger) with the Commission are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a) j2 Global’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on March 3, 2014 (including the portions of the Proxy Statement on Schedule 14A, filed with the Commission on March 26, 2014, for the 2014 annual meeting of stockholders incorporated by reference therein);

(b) j2 Global’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2014, as filed on May 9, 2014;

(c) j2 Global’s Current Reports on Form 8-K filed on January 3, 2014, March 19, 2014, May 9, 2014 and June 10, 2014 (both); and

(d) j2 Global’s prospectus filed with the Commission on July 23, 1999 pursuant to Rule 424(b)(4) of the Securities Act.

All documents filed subsequent to the date of this registration statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters any shares of such common stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for the Registrant by Jeffrey D. Adelman, Vice President, General Counsel and Secretary of the Registrant. As of June 10, 2014, Jeffrey D. Adelman beneficially owned approximately 29,553 shares of the Registrant’s common stock

Item 6.	Indemnification of Directors and Officers.

As permitted by Delaware law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VI of the Registrant’s By-laws provides:

“The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term ‘Corporation’ shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term ‘other enterprise’ shall include any corporation, partnership, joint venture, trust or employee benefit plan; service ‘at the request of the Corporation’ shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, our participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.”

The Registrant has also obtained a policy of directors’ and officers’ liability insurance for its directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of j2 Global, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2014).

3.2	Amended and Restated Bylaws of j2 Global, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2014).

5.1	Opinion of Jeffrey D. Adelman (filed herewith).

10.1	j2 Global, Inc. Second Amended and Restated Stock Option Plan (incorporated by reference to the Predecessor’s Amended Registration Statement on Form S-8 filed with the Commission on July 17, 2001).

10.2	Amended and Restated j2 Global, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to the Predecessor’s Current Report on Form 8-K filed with the Commission on May 3, 2006).

10.3	j2 Global, Inc. 2007 Stock Plan (incorporated by reference to the Predecessor’s proxy statement on Schedule 14A filed with the Commission on September 18, 2007).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Jeffrey D. Adelman (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on June 10, 2014.

j2 Global, Inc.

By:	/s/ Jeffrey D. Adelman
Name:	Jeffrey D. Adelman
Title:	Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nehemia Zucker, Kathleen Griggs and Jeffrey D. Adelman, and each of them, his or her attorney-in-fact with power of substitution for him or her in any and all capacities, to sign the post-effective amendments to the Registration Statements on Form S-8 (Registration No. 333-149641 and Registration No. 333-64986) under the Securities Act of 1933, as amended, and any amendments to such Registrations Statements, and all post-effective amendments and supplements to such Registration Statements, for the registration of the securities of the Company, each in such form as they or any one of them may approve, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, as any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on June 10, 2014.

Signature	Title

/s/ Nehemia Zucker	Chief Executive Officer (Principal Executive Officer)
Nehemia Zucker

/s/ Kathleen M. Griggs	Chief Financial Officer (Principal Financial Officer)
Kathleen M. Griggs

/s/ Steve P. Dunn	Chief Accounting Officer
Steve P. Dunn

/s/ Richard S. Ressler	Chairman of the Board and a Director
Richard S. Ressler

/s/ Douglas Y. Bech	Director
Douglas Y. Bech

/s/ Robert J. Cresci	Director
Robert J. Cresci

/s/ William B. Kretzmer	Director
William B. Kretzmer

/s/ Stephen Ross	Director
Stephen Ross

/s/ Michael P. Schulhof	Director
Michael P. Schulhof

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of j2 Global, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2014).

3.2	Amended and Restated Bylaws of j2 Global, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2014).

5.1	Opinion of Jeffrey D. Adelman (filed herewith).

10.1	j2 Global, Inc. Second Amended and Restated Stock Option Plan (incorporated by reference to the Predecessor’s Amended Registration Statement on Form S-8 filed with the Commission on July 17, 2001).

10.2	Amended and Restated j2 Global, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to the Predecessor’s Current Report on Form 8-K filed with the Commission on May 3, 2006).

10.3	j2 Global, Inc. 2007 Stock Plan (incorporated by reference to the Predecessor’s proxy statement on Schedule 14A filed with the Commission on September 18, 2007).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Jeffrey D. Adelman (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).